Core-Mark Signs Definitive Agreement to Purchase Pine State Trading Company’s Convenience Division

South San Francisco, California - April 25, 2016 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has signed a Definitive Asset Purchase Agreement to acquire substantially all of the assets of Pine State Convenience, a division of Pine State Trading Company located in Gardiner, Maine. The transaction is structured as an all-cash asset acquisition.

The purchase price is estimated to be approximately $112 million, predicated on the value of certain assets to be determined at closing. No debt or significant liabilities are being assumed in the transaction. Core-Mark will fund the purchase with a combination of cash on hand and borrowings under its credit facility. The closing of this deal is subject to standard regulatory approvals, including HSR and applicable state licensing requirements for the sale of tobacco and other regulated products. The acquisition is expected to be accretive year one. The Company expects to invest approximately $3.1 million in start-up, due diligence and conversion costs in connection with the transaction.

Pine State Convenience has long been a leader in the industry and is known as a “supplier of choice” in the northeast. The division employs over 500 people, all of whom have contributed to building an organization that has grown its sales to nearly $1.0 billion through providing exemplary customer service and advocating vendor consolidation and data driven selling.

“We are extremely pleased to welcome the customers and employees of Pine State Convenience to the Core-Mark family. Both of our companies have experienced great success over the past decade largely due to our reputations in the marketplace with customers, employees and suppliers. This acquisition affords us the opportunity to widen our geographic footprint in an area where we have a limited presence and offer Pine State Convenience customers a new spectrum of products and marketing programs that have brought our own retailers success,” said Thomas B. Perkins, President and Chief Executive Officer of Core-Mark. “Under the continued leadership of Keith Canning who has accepted the role as Division President, we expect great results as we merge our shared cultures, values, and focus on the customer.”

“Core-Mark was the obvious choice to continue our legacy of helping our convenience store customers build their respective businesses,” said Nick Alberding, CEO of Pine State Trading Co. “Pine State and Core-Mark are both committed to exceeding customer expectations while offering exceptional service and complete retail solutions. In addition, Core-Mark values the relationships we have built over the years, and most importantly, respects our culture, as well as our experienced and talented employees.”

“I am honored to lead this team of dedicated employees who share my passion of delivering innovative solutions and exceptional service to our customers and suppliers. Core-Mark’s investment in Maine will bring advanced technology and proven marketing programs that will provide new opportunities to help our customers continue to grow,” explained Keith Canning.

About Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 38,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

About Pine State Trading Co.
Pine State Trading Co., family-owned for three generations, is New England’s leader in the marketing and distribution of convenience and beverage products. Headquartered in Gardiner, Maine, the family of companies includes five divisions-- Pine State Beverage, Pine State Convenience, Pine State Spirits, Pine State Vending and Town & Country Foods with over 5,000 customers across seven states. For more information, please visit www.pinestatetrading.com.

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.
Factors that might cause or contribute to such differences include, but are not limited to, our ability to complete the transaction considering the various closing conditions, including those conditions related to any regulatory approvals; our ability to successfully integrate acquired businesses; unexpected costs and benefits of the transaction; changes in management plans relating to the transaction or the entity acquired; failure or disruptions of information technology systems or of our ability to integrate the information technology systems of the acquired business; our ability to borrow additional capital; changes in the expected timing of the completion of the transaction; governmental regulations and changes thereto, including fair trade and tax laws; our ability to achieve the expected benefits of implementation of marketing initiatives; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; and our dependence on senior management. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x3027 or at mdraper@core-mark.com.